RESOLUTIONS REGARDING THE WALGEEN CO.
1982 EMPLOYEES STOCK PURCHASE PLAN

WHEREAS, Walgreen Co. (the “Company”) maintains the Walgreen Co. 1982 Employees Stock Purchase Plan (the “Plan”);

WHEREAS, as of August 31, 2008, approximately 3.2 million shares remain available for options to be granted under the Plan out of the 74 million shares presently authorized by the Plan; and

WHEREAS, it is now deemed desirable and in the best interests of the Company and its shareholders to increase the number of shares available for issuance under the Plan, subject to the approval of the Company’s shareholders;

NOW, THEREFORE, BE IT RESOLVED, that by virtue and in exercise of the amending authority reserved to the Company’s Board of Directors under Section 11 of the Plan, the Plan is hereby amended effective January 14, 2009, subject to the approval of the Company’s shareholders, by increasing the maximum number of shares of Common Stock for which options may be granted under the Plan by 20 million, bringing the total number of shares authorized by the Plan to 94 million.

FURTHER RESOLVED, that upon approval of such increase in the maximum number of shares by the Company’s shareholders, Section 5 of the Plan shall be amended to read as follows:

“5.           Shares Subject to the Plan.  The maximum aggregate number of shares of Common Stock for which options may be granted to all participants under the Plan is 94,000,000.  Shares of Common Stock under the Plan may consist of shares purchased in the open market by the Administrator on behalf of the Plan and its participants or authorized but unissued shares or shares reacquired by the Company.  Shares of Common Stock represented by any unexercised portion of any terminated option granted under the Plan may again be subject to options granted under the Plan.  In the event of a change in the number of issued shares of Common Stock because of a stock dividend, stock split, recapitalization, reclassification, subdivision or combination of shares of Common Stock, or similar event, the number of shares of Common Stock approved for the Plan will be increased or decreased in proportion to such change and such other action shall be taken as deemed equitable by the Committee to give proper effect to such event, including revision in the Purchase Price.”

FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to submit this amendment to shareholders for approval at the annual meeting to be held on January 14, 2009;

FURTHER RESOLVED, that, upon shareholder approval of the additional number of shares authorized to be issued under the Plan, the appropriate officers of the Company are hereby authorized, to the extent deemed necessary, to prepare and submit to the Securities Exchange Commission a registration statement on Form S-8 to cover the additional shares authorized to be issued under the Plan, to prepare and distribute any necessary prospectuses and any other related documentation, and to prepare and submit any other appropriate governmental filings; and

FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to take such steps that in their opinion are necessary or advisable in order to carry out the intent and purposes of the foregoing resolutions.

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I, Dana I. Green, Secretary of Walgreen Co., an Illinois corporation, hereby certify that the foregoing is a true and correct copy of a resolution adopted by the Board of Directors of said Company at a meeting duly and lawfully called and held on the 8th day of October, 2008, at which a majority of the Board was present, and said resolution has not been amended, altered or repealed and is now in full force, virtue and effect.

I have hereunto set my hand this 24th day of October, 2008.

                                          /s/ Dana I. Green
                                          Secretary